Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated May 15, 2025 relating to the Common Stock, $0.0001 par value per share, of Century Therapeutics, Inc. shall be filed on behalf of the undersigned.

CASDIN CAPITAL, LLC By: /s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member

ELI CASDIN By: /s/ Eli Casdin